Exhibit 14.1

ICON ENERGY CORP.

CODE OF BUSINESS CONDUCT AND ETHICS

Effective:                     , 2024

TABLE OF CONTENTS

Purpose and Scope	1
Conflicts of Interest and Corporate Opportunities	1
Confidential and Non-Public Information, Personal Data Privacy	1
Honest and Fair Dealing	2
Protection and Proper Use of Company Assets	2
Compliance with Laws, Rules and Regulations	2
Modern Slavery and Child Labor	3
Health and Safety; Environmental Compliance	3
Freedom from Discrimination and Harassment	4
Diversity, Equity and Inclusion	4
Anti-Bribery, Anti-Corruption and Anti-Fraud	4
Anti-Money Laundering	5
Securities Trading	5
Disclosure; Accounting Controls, Procedures and Records	6
External Communications Policy; Use of Social Media	6
Reporting, Non-Retaliation, and Whistleblower Policy	7
Procedures Regarding Waivers	7

Purpose and Scope

The Board of Directors of Icon Energy Corp. (the “Company” or “Icon Energy”) has adopted this Code of Business Conduct and Ethics (this “Code”), which applies to all employees, directors, and officers of Icon Energy and its subsidiaries, in addition to certain employees of the Company’s ship manager, Pavimar Shipping Co. (each such person, an “Employee”). This Code is intended to:

●	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

●	promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

●	promote the protection of Company assets, including corporate opportunities and confidential information;

●	promote compliance with applicable governmental laws, rules, and regulations;

●	deter wrongdoing; and

●	require prompt internal reporting of breaches of and accountability for adherence to this Code.

All Employees are required to be familiar with this Code, comply with its provisions and report any suspected violations as described below in the section entitled “Reporting, Non-Retaliation and Whistleblower Policy.”

Conflicts of Interest and Corporate Opportunities

A conflict of interest occurs when an Employee’s private interests interfere, or even appear to interfere, with the interests of Icon Energy. While it is not possible to describe every situation in which a conflict of interest may arise, Employees must never use or attempt to use their position with the Company to obtain improper personal benefits. Any Employee who is aware of a conflict of interest, or is concerned that a conflict might develop, should immediately discuss the matter with the Chairman of the Audit Committee of the Board of Directors.

Employees owe a duty to advance the legitimate interests of Icon Energy when the opportunities to do so arise. Employees shall neither compete with Icon Energy nor shall they take personal advantage of business opportunities that are discovered through the use of corporate property, information or position during the course of their employment. Employees may not use Icon Energy’s assets, property, information, or position for personal gain.

Confidential and Non-Public Information, Personal Data Privacy

It is important that Employees protect the confidentiality of Icon Energy’s information. Employees may have access to proprietary and confidential information concerning Icon Energy (including its customers, suppliers, joint venture partners, employees, advisors and consultants). For purposes of this Code, confidential information is all non-public information entrusted to or obtained by an Employee, including, but not limited to, non-public information that might be of use to competitors or harmful to the Company (including its customers, suppliers, joint venture partners, employees, advisors and/or consultants) if disclosed, and non-public information concerning the business, financial results and prospects, and potential corporate transactions of the Company (including its customers, suppliers, joint venture partners, employees, advisors and/or consultants). Employees are required to keep such information confidential during employment as well as thereafter, and not to use, disclose, or communicate that confidential information, except when disclosure is expressly authorized or is required by law. The consequences to the Company and the Employee concerned can be severe where there is unauthorized disclosure of any non-public, privileged or proprietary information.

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To ensure the confidentiality of any personal information collected and to comply with applicable laws, regulations and internal policies, any Employee in possession of non-public, personal information about Icon Energy’s customers, suppliers, joint venture partners, employees, advisors, and consultants, among others, must maintain the highest degree of confidentiality and must not disclose any such personal information unless proper authorization is first obtained. Icon Energy respects and takes seriously the protection of the personal data of all natural persons who use Icon Energy’s facilities, services and websites. Icon Energy also strives to take all appropriate technical and organizational measures required to protect the personal data it collects and processes.

The restriction on disclosing confidential information is not intended to prevent any Employee from reporting to the Company’s senior management or directors, a government body or a regulator, concerns of any known or suspected violation of this Code, or to prevent any Employee from reporting retaliation for reporting such concerns. It is also not this Code’s intention to prevent any Employee from responding truthfully to questions or requests from a government body, a regulator or as required by applicable law.

Honest and Fair Dealing

It is the Company’s policy to conduct its business fairly and honestly at all times in accordance with the highest ethical standards. Employees must endeavor to deal honestly, ethically and fairly with Icon Energy’s customers, suppliers, service providers, competitors, investors, and employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unethical practice. Honest conduct is considered to be conduct that is free from fraud or deception. Ethical conduct is considered to be conduct conforming to accepted professional standards of conduct. Further, no Employee may take, directly or indirectly, any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent auditors in the performance of their audit or review of Icon Energy’s financial statements.

Protection and Proper Use of Company Assets

Icon Energy’s assets are only to be used for legitimate business purposes and only by authorized Employees or their designees. This applies to tangible assets (such as office equipment, telephone, copy machines, etc.) and intangible assets (such as trade secrets and confidential information). Employees have a responsibility to protect the Company’s assets from theft and loss and to ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. If you become aware of theft, waste or misuse of Icon Energy’s assets you should report this the Chairman of the Audit Committee.

Compliance with Laws, Rules and Regulations

It is the Company’s policy to comply with all applicable laws, rules and regulations. Additionally, it is the personal responsibility of each Employee to adhere to the standards and restrictions imposed by applicable laws, rules and regulations, and in particular, those relating to accounting and auditing matters. If you are unsure whether a situation violates any applicable law, rule, or regulation, you should contact the Chairman of the Audit Committee.

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Modern Slavery and Child Labor

Icon Energy has a zero-tolerance approach towards any form of slavery, child labor, forced labor or human trafficking and views any form of slavery, servitude, human trafficking child or forced labor as serious crimes and a violation of fundamental human rights. Icon Energy recognizes that it has a social responsibility to take a robust approach against modern slavery and human trafficking and is committed to ensuring that there are no such acts of modern slavery within its own business or knowingly within its supply chains. In addition, Icon Energy is committed to assuring full compliance with applicable laws, regulations and relevant collective agreements concerning working hours and overtime, leave and minimum rest periods. Icon Energy adheres to international labor standards and internationally recognized human rights addressing working conditions.

The Company is committed to the abolition of child labor within its sphere of influence. As such, Icon Energy does not engage in or condone the unlawful employment or exploitation of children. Furthermore, the Company does not and will not use any form of forced or involuntary labor and refrains from practices that can give rise to a risk of involuntary labor. Any actual or potential instances of modern slavery should be reported to the Chairman of the Audit Committee.

Health and Safety; Environmental Compliance

The Company strives to provide its Employees with a safe and healthy work environment. Each Employee has the responsibility to maintain a safe and healthy workplace for all Employees by following all applicable health and safety rules, regulations, laws and Company policies and procedures carefully, and by reporting accidents, injuries and unsafe equipment, practices or conditions. Threats or acts of violence and physical intimidation are not permitted.

Icon Energy prohibits the illegal use, sale, purchase, transfer, possession or consumption of controlled substances, other than medically prescribed drugs, while on the Company premises or working. This policy requires the Company to abide by applicable laws and regulations relative to the use of controlled substances. The Company, in its discretion, reserves the right to randomly test Employees for the use of controlled substances unless prohibited by prevailing local law. Any Employee found in violation of this prohibition is subject to immediate termination.

Furthermore, it is the Company’s policy to operate its business and its vessels in accordance with all applicable safety and environmental laws and regulations so as to ensure the protection of the environment and the Company’s personnel and property and minimize adverse environmental effects. To this end, the Company is committed to:

●	complying with all applicable local and national environmental treaties, laws and regulations as well as international standards;

●	developing, implementing and maintaining effective management and operational systems, including through digitalization and process engineering, that support identifying risks, measuring and monitoring performance, and driving continual improvements to maximize efficiency and mitigate or minimize adverse environmental impacts resulting from its operations, to achieve safe, sustainable and environmentally sound performance; and

●	proactively promoting environmentally friendly technologies, processes and other initiatives with respect to its operations to protect and respect the environment and with a view toward reducing the environmental impact of its operations.

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Freedom from Discrimination and Harassment

Icon Energy is committed to creating and maintaining an environment where all individuals are free from discrimination or harassment and bullying, by providing a working environment free from discrimination against staff on the basis of sex or sexual orientation, race (which includes color, nationality, ethnic or national origin), marital or civil partner status, gender identity, gender expression, religion or belief, disability, age, political or ideological affiliation, and pregnancy or maternity. The Company firmly observes equal employment opportunities by ensuring that all aspects of hiring and employment practices are based on the grounds of merit and work-related abilities. Discrimination, harassment and bullying are violations of this Code and may also expose the Company and any employee guilty of such behaviors to sanction and/or reputational risk. The Company does not tolerate discrimination of any kind and complaints of discrimination, harassment and bullying will be investigated promptly, sensitively and confidentially. Any violation of this policy will lead to disciplinary action.

This policy governs all aspects of employment and applications related to employment including selection, promotions, rewards, wages, overtime, working hours, leave, benefits, access to training, job assignment, social benefits, corrective and disciplinary actions, termination of employment or retirement.

Diversity, Equity and Inclusion

Icon Energy is committed to diversity and inclusion among its workforce and eliminating unlawful discrimination. The aim is for its workforce to be representative of all sections of society, and for each Employee to feel respected and valued.

The Company aims to create a motivational, inclusive, and safe work environment by providing:

●	equal opportunities for career enhancement and advancement;

●	fair renumeration in accordance with expertise, experience, and responsibilities;

●	continuous training and development;

●	access to medical care and psychological support; and

●	wellness initiatives on board vessels.

The Company strives to build and sustain a diverse workforce and an inclusive workplace in which Employees can reach their highest potential in an environment of equal opportunities, mutual respect, and ethical behavior.

The Company makes opportunities for training, development and progress available to all Employees, who will be helped and encouraged to develop their full potential, so their talents and resources can be fully utilized to maximize the efficiency of the Company.

Anti-Bribery, Anti-Corruption and Anti-Fraud

For purposes of this Code:

“Bribery” is a criminal and corrupt practice where a person or entity offers, promises, gives, accepts or solicitates an undue advantage as an inducement for an action which is illegal, unethical or a breach of trust in exchange for a benefit. Active bribery occurs when an individual offers, pays, agrees to pay, or attempts to pay a bribe. Passive bribe occurs when an individual requests, receives, agrees to receive, or attempts to receive a bribe.

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“Corruption” is a dishonest activity in which a director, executive, manager, employee, or contractor of an entity acts contrary to the interests of the entity and abuses their position of trust to achieve some personal gain or advantage for themselves or for another person or entity. Corruption includes any unlawful, unethical, or improper action or breach of trust undertaken for personal, commercial, or financial gain.

“Fraud” means a dishonest activity, causing actual or potential financial loss to any person or entity, including the theft of money or other property by employees or persons external to the entity and where deception is used at the time, immediately before, or immediately following the activity. It also includes the deliberate falsification, concealment, destruction, or use of falsified documentation used or intended for use for a normal business purpose or the improper use of information or position for personal financial benefit.

It is Icon Energy’s intention and obligation to comply with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010, among other anti-corruption laws. Icon Energy is committed to combatting all forms of corruption and Employees are expected to act in a manner that will enhance Icon Energy’s reputation for honesty, integrity and reliability. As such, Employees are prohibited from attempting to influence others, either directly or indirectly, by offering, paying, or receiving bribes or kickbacks, or by any other means that is considered unethical, illegal, or harmful to our reputation of honesty and integrity. Offering, promising, authorizing, making, soliciting or accepting, directly or indirectly through a third party (for example, a government official, commercial agent or shipping agent), anything of value, monetary or otherwise (including gifts and other favors), to any government official or private person for the purpose of improperly obtaining or retaining business is strictly prohibited. This includes, without limitation, any gift, forgiveness, loan, favor or service, or gratuity or special discount.

Employees must have, and be seen to have, the highest standards of honesty, propriety and integrity in the exercise of their duties. They are responsible for reporting any suspected fraud, impropriety, or other dishonest activity immediately and to assist in the investigation of any suspected fraud.

Icon Energy expects that its suppliers, customers, service providers, and partners shall not engage in any form of corrupt practices, including extortion, fraud, bribery, corruption payments, and money laundering, whether directly or indirectly.

Anti-Money Laundering

Icon Energy forbids facilitating or engaging in transactions that result in the diversion of funds for money laundering. If Employees suspect fraudulent activity or activity that may be related to money laundering, they must report their suspicions. Money Laundering is defined as the process of converting illegal funds in such a manner as to make the funds appear to be derived from legitimate sources. To avoid unwillingly financing terrorism, narcotics, and other illicit activities, the Company requires full transparency of payments and the identity of parties involved in transactions. Icon Energy has KYC (know-your-customer) processes to prevent restricted payments and financial transactions. Icon Energy expects full cooperation from the Employees in assisting law enforcement agencies in their efforts to prevent and prosecute money laundering.

Securities Trading

As a public company, Icon Energy is subject to a number of laws concerning the sale and purchase of its shares and other publicly traded securities. Company policy and applicable laws prohibit Employees and their family members from trading securities while in possession of material, non-public information relating to the Company or any other company, including a customer or supplier that has a significant relationship with the Company. Information is “material” when there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, hold or sell securities. In short, any information that could reasonably affect the price of securities is material. Information is considered to be “public” only when it has been released to the public through appropriate channels and enough time has elapsed to permit the investment market to absorb and evaluate the information. If an Employee (and/or any of their family members) have any doubt as to whether they possess material nonpublic information, they should contact either the Chief Executive Officer or the Chief Financial Officer of the Company, and the advice of legal counsel may be sought.

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The Company has adopted certain rules and procedures governing trading of the Company’s securities by certain Employees and other insiders that must be complied with at all times.

Disclosure; Accounting Controls, Procedures and Records

Certain Employees are responsible for ensuring that the disclosure in Icon Energy’s periodic reports is full, fair, accurate, timely and understandable. In doing so, such Employees shall take such action as is reasonably appropriate to: (i) establish and comply with disclosure controls and procedures and accounting and financial controls that are designed to ensure that material information relating to the Company is made known to them; (ii) confirm that the Company’s periodic reports comply with applicable law, rules and regulations; and (iii) ensure that information contained in the Company’s periodic reports fairly presents in all material respects the financial condition and results of operations of the Company. Employees will not knowingly: (i) make, or permit or direct another to make, materially false or misleading entries in the Company’s, or any of its subsidiaries’, financial statements or records; (ii) fail to correct materially false and misleading financial statements or records; (iii) sign, or permit another to sign, a document containing materially false and misleading information; or (iv) falsely respond, or fail to respond, to specific inquiries of the Company’s independent auditor or outside legal counsel.

External Communications Policy; Use of Social Media

Icon Energy is committed to providing accurate and appropriate messaging to external stakeholders. As such, all Employees should be polite and courteous when in the course of business as a representative of Icon Energy. Unless expressly permitted by senior management of the Company, all press releases, publications, or dissemination of corporate logos and copyrighted digital representations of corporate assets are to be handled by senior management or duly appointed representatives of the Company. Anyone contacted by media or other organizations seeking commentary or an official response by Icon Energy should seek guidance from senior management. Providing an unapproved response to third parties may be cause for discipline, up to and including, termination as it may irreparably damage our corporate reputation or shareholder value. Icon Energy understands the popularity of social media and the frequency of its use by its Employees. While these tools may be an effective way of positively marketing the Company and providing real value, these sites may also be damaging to the Company’s corporate reputation if used improperly. The official accounts of the Company will be maintained by senior management or duly appointed representatives of the Company. Social media extends to any group form of communication such as forums, discussion groups, YouTube channels, and chat rooms. In certain circumstances, Employees may post items regarding Icon Energy on personal accounts (charity work, pictures at sea, etc.) but should take great care when deciding to mention the organization in personal posts.

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Reporting, Non-Retaliation, and Whistleblower Policy

Employees who have evidence of any violations of this Code are encouraged and expected to report them to the Chairman of the Audit Committee or our Chief Financial Officer, unless this Code directs otherwise.

Such reports can be made in one of the following ways:

●	to the Chairman of the Audit Committee, in writing by mail to: Icon Energy Corp., c/o Pavimar Shipping Co., 17th km National Road Athens-Lamia & Foinikos Str. 14564, Nea Kifissia, Athens, Greece, Attention: Chairman of the Audit Committee; or

●	to our Chief Financial Officer, by calling +30 211 8881 308.

Such reports will be investigated in reference to applicable laws and Icon Energy policy. Violations of this Code or any other unlawful acts by our officers, directors or employees may subject the individual to dismissal from employment and/or fines, imprisonment and civil litigation according to applicable laws.

The Company will not allow retaliation against an Employee for reporting a possible violation of this Code in good faith. Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code. Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code is prohibited. Retaliation will result in discipline, which may include termination of employment and may also result in criminal prosecution.

Employees may make a report without divulging their name. The information in the report will be provided to management or, if requested by the individual making the report, to the Audit Committee as promptly as practicable.

Procedures Regarding Waivers

Because of the importance of the matters involved in this Code, waivers will be granted only in limited circumstances and where such circumstances would support a waiver. Waivers of this Code may only be made by the Audit Committee and will be disclosed by the Company in accordance with applicable rules and regulations.

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